Exhibit 99.1

VIROPHARMA INCORPORATED Contacts:
Charles A. Rowland, Jr.
Vice President, Chief Financial Officer
Phone (610) 321-6223
Robert A. Doody, Jr.
Investor Relations
Phone (610) 321-6290
Kristina M. Broadbelt
PR & Advocacy
Phone (610) 321- 2358

VIROPHARMA Incorporated Reports Third Quarter 2012 Financial Results

- Quarter Highlighted by Record U.S. Cinryze® (C1 esterase inhibitor [human]) Net Sales of $83.7M; Company Reiterates Cinryze U.S. Net Sales Guidance -

EXTON, PA, October 25, 2012 – VIROPHARMA INCORPORATED (Nasdaq: VPHM) reported today its financial results for the third quarter ended September 30, 2012.

Since June 30, 2012, we:

•	Achieved $91 million in quarterly net product sales, including $85 million in worldwide net sales of Cinryze;

•	Received FDA approval of the Prior Approval Supplement (PAS) for industrial scale manufacturing for Cinryze;

•	Repurchased an additional 3.1 million shares of our common stock at a cost of approximately $80 million during the third quarter;

•	Announced $200 million extension of stock repurchase authorization;

•	Ended the third quarter with cash, cash equivalents and short term investments of $304 million;

•	Recorded GAAP net loss of $4.6 million, non-GAAP adjusted net income for the quarter was $7.5 million;

•

Presented interim data from current Phase 2 clinical evaluations of maribavir in treatment of asymptomatic acute CMV infections and VP-20621 for the prevention of recurrent C. difficile infections; and

•	Announced that the FDA has removed the temporary clinical hold of development of Cinryze subcutaneous administration with Halozyme’s rHuPH20 technology.

Net sales were $91 million for the third quarter ended September 30, 2012, as compared to $143 million in the same three months of 2011. The decrease was the direct result of the impact of generic oral vancomycin entries into the market. Regarding Cinryze, during the quarter the U.S. channel inventory increased by approximately $2 million. Net sales were $321 million for the nine months ended September 30, 2012, as compared to $399 million in the comparative period of 2011.

“The third quarter of 2012 was a period of tremendous fundamental execution for ViroPharma,” stated Vincent Milano, ViroPharma’s chief executive officer. “Despite several early challenges in 2012, the progress and achievements that have been made across our entire organization in the first nine months have rapidly shifted the focus towards the promise of what ViroPharma can deliver for both our patients and our shareholders alike in the years ahead. We are seeing remarkable growth with Cinryze here in the United States, our product launches in Europe are beginning to gain ground and the pipeline is the most robust and promising it has ever been in our history.”

Our GAAP net loss was $4.6 million in the third quarter of 2012 compared to GAAP net income of $28.2 million in the third quarter of 2011. For the nine month period in 2012, GAAP net income was $11.2 million compared to $87.5 million of GAAP net income during the first nine months in 2011.

Non-GAAP adjusted net income for the three and nine months ended September 30, 2012 was $7.5 million and $45.2 million, respectively, compared to $48.4 million and $131.3 million for the same periods in 2011. A reconciliation between GAAP and non-GAAP adjusted measures is provided in the Selected Financial Information – Non-GAAP Financial Measures Reconciliation table included with this release.

Operating Highlights

Our net sales of Cinryze during the three and nine months ended September 30, 2012 increased to $85.3 million and $230.1 million, respectively, from sales of $65.4 million and $184.5 million, respectively, during the same periods in the prior year due to demand growth.

Cost of sales increased for the three months and nine months ended September 30, 2012 primarily due to the effect of continuing growth of Cinryze and the royalty due to Genzyme for Vancocin sales which was not payable in 2011.

Research and development costs decreased in the third quarter of 2012 compared to the same period in 2011 as the spending in our various programs was offset by the delay of the costs associated with our Phase 2 study of subcutaneous administration of Cinryze in combination with rHuPH20 due to FDA actions. Additionally, the three month period in 2011 included license payments of $6.5 million and $3.0 million to Intellect Neurosciences and Halozyme, respectively. The nine-month period in 2011 included a $9.0 million upfront payment made to Halozyme. The increase in selling, general and administrative expenses in the three and nine months ended September 30, 2012 compared to the same periods of 2011 was driven by the growth of our global organization and our commercialization efforts.

We also incurred other operating expenses of $6.0 million in the nine month period ended September 30, 2012 compared to $16.9 million during the nine month period ended September 30, 2011, primarily related to the increase in the fair value of the contingent consideration for the acquisition of DuoCort and start up cost paid to suppliers. The nine months in 2011 includes approximately $3.4 million of costs to expand Cinryze manufacturing capacity at Sanquin and an $8.5 million impairment charge.

Our effective tax rates for the nine months ended September 30, 2012 and 2011 were 53 percent and 40 percent, respectively. As we have previously indicated, our tax rate has increased due to the reduction in Vancocin revenues and corresponding decrease in income and losses in foreign jurisdictions with tax rates lower than the U.S. statutory rate. As in prior periods, state income taxes and items that are not deductible for tax purposes such as stock compensation, increases in the fair value of contingent consideration and certain amortization, also increase our effective tax rate. We expect our effective tax rate to decline in future years as profits increase, especially if those profits are attributable to our foreign operations.

Working Capital Highlights

At September 30, 2012, our working capital was $347 million compared to $537 million at December 31, 2011. The decrease was primarily due to the additional acquisition payments to the Lev shareholders and our stock buyback program. Operating cash flow was $74.8 million in the first nine months of 2012.

Looking ahead

ViroPharma is adjusting its Worldwide Net Product Sales guidance for the year 2012 as a direct result of the impact of the entry of generic oral vancomycin capsules. The following guidance and peak year sales estimates provided by ViroPharma are projections, based upon numerous assumptions, all of which are subject to certain risks and uncertainties. For a discussion of the risks and uncertainties associated with these forward looking statements, please see the Disclosure Notice below.

For the year 2012, ViroPharma expects the following:

•	Worldwide net product sales are expected to be $425 to $435 million, reflective of updated expectations for Vancocin;

•	Net U.S. Cinryze sales are expected to be $320 to $335 million; and

•	Research and development (R&D) and selling, general and administrative (SG&A) expenses are expected to be $215 to $235 million.

Non-GAAP Disclosures

The Company is reporting both GAAP net income (loss) and non-GAAP adjusted results for the three and nine month periods ended September 30, 2012. Non-GAAP adjusted net income is GAAP net income (loss) excluding (1) non-cash interest expense, (2) amortization related to intangible assets acquired, (3) stock compensation expenses, and (4) certain non-recurring items. Non-GAAP adjusted diluted net income per share reflects the Non-GAAP adjusted net income, after the incremental effect of applying the “if converted” method of accounting to the senior convertible notes, and the diluted shares used in determining our GAAP diluted net income per share. A reconciliation between GAAP and non-GAAP adjusted measures is provided in the Selected Financial Information – Non-GAAP Financial Measures Reconciliation table included with this release. The Company believes that its presentation of historical non-GAAP financial measures provides useful supplementary information to and facilitates additional analysis by investors. These historical non-GAAP financial measures are in addition to, not a substitute for, nor superior to, measures of financial performance prepared in accordance with U.S. Generally Accepted Accounting Principles.

Conference Call and Webcast

ViroPharma is hosting a live teleconference and webcast with senior management to discuss the financial announcement, guidance, and other business results on October 25, 2012 at 9:00 a.m. Eastern. To participate in the conference call, please dial (800) 874-4559 (domestic) and (302) 607-2019 (international). After placing the call, please tell the operator you wish to join the ViroPharma investor conference call.

Alternatively, the live webcast of the conference call can be accessed via ViroPharma’s website at http://www.viropharma.com. Windows Media or Real Player will be needed to access the webcast. An audio archive will be available at the same address until November 15, 2012.

About ViroPharma Incorporated

ViroPharma Incorporated is an international biopharmaceutical company committed to developing and commercializing novel solutions for physician specialists to address unmet medical needs of patients living with diseases that have few if any clinical therapeutic options. ViroPharma is developing a portfolio of therapeutics for rare and Orphan diseases including C1 esterase inhibitor deficiency, Friedreich’s Ataxia, adrenal insufficiency; and recurrent C. difficile infection (CDI). Our goal is to provide rewarding careers to employees, to create new standards of care in the way serious diseases are treated, and to build international partnerships with the patients, advocates, and health care professionals we serve. ViroPharma’s commercial products address diseases including hereditary angioedema (HAE), seizures and C. difficile-associated diarrhea (CDAD); for full U.S. prescribing information on our products, please download the package inserts at http://www.viropharma.com/Products.aspx; the prescribing information for other countries can be found at www.viropharma.com.

ViroPharma routinely posts information, including press releases, which may be important to investors in the investor relations and media sections of our company’s web site, www.viropharma.com. The company encourages investors to consult these sections for more information on ViroPharma and our business.

Disclosure Notice

Certain statements in this press release contain forward-looking statements that involve a number of risks and uncertainties. Forward-looking statements provide our current expectations or forecasts of future events. Forward looking statements in this press release include our financial guidance for 2012, the rate of future growth, the rate at which we are able to identify new Cinryze patients in the United States, our ability to continue to successfully commercialize our products in the United States and Europe, and our ability to conduct additional studies in the timeframes we anticipate.

Our actual results may vary depending on a variety of factors, including:

•	our ability to continue to identify Cinryze patients in the United States and Europe at the rate we anticipate and the total number of potential Cinryze patients in the United States and Europe;

•	the size of the market, future growth potential and market share for Cinryze in the United States, Europe and other territories;

•	the size of the market, future growth potential and market share for Cinryze, Buccolam and Plenadren in Europe;

•	the availability of sufficient third party payer reimbursement for each of our products in the United States and Europe;

•	fluctuations in wholesaler order patterns and inventory levels;

•

competition from the approval of products which are currently marketed for other indications by other companies or new pharmaceuticals and technological advances to treat the conditions addressed by Cinryze, Vancocin, Buccolam and Plenadren;

•	changes in prescribing or procedural practices of physicians, including off-label prescribing of products competitive with Vancocin, Cinryze, Buccolam and Plenadren;

•	manufacturing, supply or distribution interruptions, including but not limited to our ability to acquire adequate supplies of Cinryze and our other products in order to meet demand for each product;

•	our ability to receive regulatory approval for the use of Cinryze for additional indications and routes of administration and in additional territories in the timeframes we anticipate or at all;

•	the impact of healthcare reform legislation;

•	actions by the FDA and EMA or other government regulatory agencies;

•

the timing and results of anticipated events in our clinical development programs including studies with Cinryze subcutaneous formulation, Cinryze for antibody mediated rejection, maribavir for treatment of CMV infections in transplant recipients, as well as VP20621 for recurrence of C. difficile; and,

•

the timing and nature of potential business development activities related to our efforts to expand our current portfolio through in-licensing or other means of acquiring products in clinical development or marketed products.

There can be no assurance that we will conduct additional studies or that we will be successful in gaining regulatory approval of Cinryze for additional indications, routes of administration or in additional territories. The entry of competing generic products following FDA approval in April 2012 has and will continue to significantly affect our sales of Vancocin and our financial performance. Biologics such as Cinryze require processing steps that are more difficult than those required for most chemical pharmaceuticals, and as a result, Sanquin, our manufacturer of Cinryze has received observations on Form 483 which require us to continue to meet commitments made to the FDA related to various manufacturing issues. In the event Sanquin fails to meet these commitments, the FDA may take actions that limit our ability to manufacture Cinryze. In the event Sanquin is not able to manufacture the anticipated volume of product at the industrial scale as a result of either FDA requirements, batch failures, variability in batch yields, required maintenance or other causes, we may not be able to satisfy patient demand or build safety stock. Additionally, the ability to increase the number of shifts to produce Cinryze at Sanquin is subject to labor relations at Sanquin, including but not limited to labor availability and the time necessary to train such additional labor. Our inability to obtain adequate product supplies to satisfy our patient demand may create opportunities for our competitors and we will suffer a loss of potential future revenues. These factors, and other factors, including, but not limited to those described in ViroPharma’s Annual report on Form 10-K for the year ended December 31, 2011 and our subsequent Quarterly Reports on Form 10-Q for the periods ended March 31, 2012 and June 30, 2012, could cause future results to differ materially from the expectations expressed in this press release. The forward-looking statements contained in this press release may become outdated over time. ViroPharma does not assume any responsibility for updating any forward-looking statements.

VIROPHARMA INCORPORATED

Selected Financial Information

Consolidated Statements of Operations: (in thousands, except per share data)	(unaudited) Three months ended September 30,		(unaudited) Nine months ended September 30,
	2012	2011	2012	2011

Revenue:
Net product sales	$91,004	$142,956	$321,444	$398,792

Costs and Expenses:
Cost of sales (excluding amortization of product rights)	21,552	20,115	78,351	60,293
Research and development	16,547	22,927	48,567	53,770
Selling, general and administrative	44,293	31,353	123,337	91,729
Intangible amortization	8,830	7,208	26,444	23,261
Other operating expenses	3,955	10,863	6,010	16,889

Total costs and expenses	95,177	92,466	282,709	245,942

Operating income (loss)	(4,173)	50,490	38,735	152,850

Other Income (Expense):
Interest income	128	121	406	515
Interest expense	(3,529)	(3,142)	(10,494)	(9,165)
Other (expense) income, net	(1,213)	(2,949)	(4,762)	410

Income (loss) before income tax expense (benefit)	(8,787)	44,520	23,885	144,610
Income tax expense (benefit)	(4,220)	16,281	12,663	57,129

Net income (loss)	$(4,567)	$28,239	$11,222	$87,481

Basic net income (loss) per share	$(0.07)	$0.38	$0.16	$1.15

Diluted net income (loss) per share	$(0.07)	$0.35	$0.16	$1.04

Shares used in computing net income (loss) per share:

Basic	67,606	73,808	69,164	75,871

Diluted	67,606	87,278	72,190	89,242

VIROPHARMA INCORPORATED

Selected Financial Information

Reconciliation of GAAP Net Income (Loss) to Adjusted Non-GAAP Net Income

An itemized reconciliation between net income (loss) and adjusted net income on a non-GAAP basis is as follows:

(in thousands)	Three months ended		Nine months ended
	September 30,		September 30,
	2012	2011	2012	2011
	(unaudited)		(unaudited)

GAAP net income (loss)	$(4,567)	$28,239	$11,222	$87,481
Adjustments:
Non-cash interest expense	2,325	2,062	6,882	6,036
Amortization	8,830	7,208	26,444	23,261
Stock compensation	5,751	3,708	16,111	10,871
Option amortization	1,084	—	2,740	—
Contingent consideration	1,748	2,140	3,594	4,663
Upfront license fee	—	9,500	—	18,500
Asset impairment	—	8,495	—	8,495
Tax effect of the above	(7,698)	(12,914)	(21,751)	(28,012)

Non-GAAP adjusted net income	$7,473	$48,438	$45,242	$131,295

Computation of Non-GAAP Adjusted Diluted Net Income per Share

Non-GAAP adjusted net income	$7,473	$48,438	$45,242	$131,295
Add interest expense on senior convertible notes, net of income tax	634	634	1,903	1,903

Non-GAAP adjusted diluted net income	$8,107	$49,072	$47,145	$133,198

Shares used in computing GAAP diluted net income (loss) per share	67,606	87,278	72,190	89,242

Shares used in computing Non-GAAP adjusted diluted net income per share	81,429	87,278	83,054	89,242

GAAP diluted net income (loss) per share	$(0.07)	$0.35	$0.16	$1.04

Non-GAAP adjusted diluted net income per share	$0.10	$0.56	$0.57	$1.49

Use of Non-GAAP Financial Measures

Our “non-GAAP adjusted net income” excludes the following items from GAAP net income (loss):

1. Non-cash interest expense: Non-GAAP adjusted net income excludes non-cash interest expense on our convertible notes. We believe that excluding the non-cash portion of our interest expense allows management and investors an alternative view of our financial results “as if” our net income reflected only the cash portion of our interest expense.

2. Purchase accounting and product acquisition related adjustments: Non-GAAP adjusted net income excludes certain items related to our acquisitions. The excluded items may include among other adjustments; charges related to amortization of intangible assets arising from acquisitions and changes in the fair value of future contingent consideration or significant transaction costs.

3. Stock compensation expense: Non-GAAP adjusted net income excludes the impact of our non-cash stock compensation expense. We believe that excluding the impact of expensing stock compensation better reflects the recurring economic characteristics of our business.

Non-GAAP net income may exclude unusual or non-recurring items that are evaluated on an individual basis. Our evaluation of whether to exclude an item for purposes of determining our non-GAAP financial measures considers both the quantitative and qualitative aspects of the item, including, among other things (i) its size and nature, (ii) whether or not it relates to our ongoing business operations, and (iii) whether or not we expect it to occur as part of our normal business on a regular basis. For purposes of determining non-GAAP net income, items such as asset impairment or upfront fees or milestone payments under license agreements, may be excluded, among others, which will be evaluated on an individual basis.

VIROPHARMA INCORPORATED

Selected Financial Information

Selected Consolidated Balance Sheet Data	September 30,	December 31,
(in thousands)	2012	2011
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$205,731	$331,352
Short-term investments	97,891	128,478
Inventory	54,870	60,316
Total current assets	455,431	635,931
Goodwill	96,758	13,184
Intangible assets, net	625,899	648,659
Total assets	1,241,426	1,336,797

Liabilities and Stockholders’ Equity
Total current liabilities	$108,475	$98,651
Deferred tax liabilities	172,259	178,706
Long-term debt	159,633	153,453
Total liabilities	459,192	445,673
Total stockholders’ equity	782,234	891,124
Total liabilities and stockholders’ equity	1,241,426	1,336,797

	Nine months ended
	September 30,	September 30,
Statement of Cash Flows:	2012	2011
(in thousands)	(unaudited)

Net cash provided by operating activities	$74,800	$121,567
Net cash used in investing activities	(63,337)	(52,213)
Net cash used in financing activities	(137,304)	(154,768)